The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 13, 2009

FILED PURSUANT TO
RULE 424 (B) (3)
REGISTRATION NO: 333-136253

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 2, 2006)

$

$                 % Notes due 2014

$                 % Notes due 2019

We will pay interest on the     % Notes due 2014 (the “2014 Notes”) semi-annually in arrears on              and              of each year, commencing             , 2009. The 2014 Notes will bear interest at a rate of     % per year and will mature on             , 2014.

We will pay interest on the     % Notes due 2019 (the “2019 Notes,” and collectively with the 2014 Notes, the “notes”) semi-annually in arrears on              and              of each year, commencing             , 2009. The 2019 Notes will bear interest at a rate of     % per year and will mature on             , 2019.

We may redeem the notes in whole or in part at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” The notes will not have the benefit of a sinking fund. If a change of control repurchase event occurs as described in this prospectus supplement, unless we have exercised our right of redemption, we will be required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest to the date of repurchase.

The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be fully and unconditionally guaranteed by our subsidiaries named in this prospectus supplement. The notes will be issued in a minimum denomination of $2,000 and in multiples of $1,000 in excess thereof.

Investing in these notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended May 31, 2008, and beginning on page 6 of the accompanying prospectus.

Per 2014 Note	Total	Per 2019 Note		Total
Public offering price(1)%	$		%	$

Underwriting discount %	$		%	$

Proceeds (before expenses) to FedEx Corporation(1)%	$		%	$
(1)	Plus accrued interest, if any, from , 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about January     , 2009.

Joint Book-Running Managers

SUNTRUST ROBINSON HUMPHREY
GOLDMAN, SACHS & CO.
J.P. MORGAN
MORGAN KEEGAN & COMPANY, INC.

The date of this prospectus supplement is January     , 2009.

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes. The second part is the base prospectus dated August 2, 2006, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” and “FedEx” are to FedEx Corporation.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary may not contain all the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

FedEx Corporation

FedEx provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the respected FedEx brand. These companies are included in four reportable business segments:

•

FedEx Express: Federal Express Corporation (“FedEx Express”) is the world’s largest express transportation company, offering time-certain delivery within one to three business days and serving markets that comprise more than 90% of the world’s gross domestic product. The FedEx Express segment also includes FedEx Trade Networks, Inc., which provides international trade services, specializing in customs brokerage and global cargo distribution.

•

FedEx Ground: FedEx Ground Package System, Inc. (“FedEx Ground”) is a leading provider of small-package ground delivery services. FedEx Ground provides low-cost, day-certain service to every business address in the United States, Canada and Puerto Rico, as well as residential delivery to nearly 100% of U.S. residences through FedEx Home Delivery. The FedEx Ground segment also includes FedEx SmartPost, Inc., which specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages using the U.S. Postal Service for final delivery to residences.

•

FedEx Freight: FedEx Freight Corporation (“FedEx Freight”) is a leading U.S. provider of less-than-truckload (“LTL”) freight services through its FedEx Freight business (regional LTL freight services) and its FedEx National LTL business (long-haul LTL freight services). The FedEx Freight segment also includes FedEx Custom Critical, Inc., North America’s largest time-specific, critical shipment carrier.

•

FedEx Services: FedEx Corporate Services, Inc. (“FedEx Services”) provides sales, marketing and information technology support, as well as customer service support through FedEx Customer Information Services, Inc. (“FCIS”), primarily for the benefit of FedEx Express and FedEx Ground. The FedEx Services segment also includes FedEx Office and Print Services, Inc. (“FedEx Office”), formerly known as FedEx Kinko’s Office and Print Services, Inc., a leading provider of document solutions and business services, and FedEx Global Supply Chain Services, Inc., which offers a range of supply chain solutions.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of our filings and the filings of FedEx Express incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information” below.

The mailing address of our principal executive offices is 942 South Shady Grove Road, Memphis, Tennessee 38120. Our telephone number is (901) 818-7500. The address of our Web site is www.fedex.com. The information on our Web site is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	FedEx Corporation

Securities Offered	$ aggregate principal amount of % Notes due 2014

$             aggregate principal amount of     % Notes due 2019

Maturity	The 2014 Notes will mature on , 2014.

The 2019 Notes will mature on , 2019.

Interest	Interest on the 2014 Notes will accrue at the rate of % per year, payable semi-annually in arrears on and of each year, commencing , 2009. Interest on the 2019 Notes will accrue at the rate of % per year, payable semi-annually in arrears on and of each year, commencing , 2009.

Optional Redemption	The notes may be redeemed, at our option, in whole or in part at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” The notes will not have the benefit of a sinking fund.

Change of Control Repurchase Event	If a Change of Control Repurchase Event (as defined herein) occurs, unless we have exercised our right of redemption, we will be required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes plus accrued interest to the date of repurchase. See “Description of the Notes—Change of Control Repurchase Event.”

Ranking	The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.

Subsidiary Guarantors	FedEx Express, FedEx Ground, FedEx Freight, FedEx Freight, Inc. (f/k/a FedEx Freight East, Inc.), FedEx Services, FCIS and FedEx Office, and, unless released by us at our option, Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc.

Guarantees	The subsidiary guarantors will fully and unconditionally guarantee payment of principal, premium, if any, and interest on the notes. The guarantees will rank equally with all other existing and future unsecured and unsubordinated obligations of the subsidiary guarantors.

Use of Proceeds	We intend to use the proceeds of this offering, after deducting expenses and fees related to this offering, for working capital and general corporate purposes, including repayment upon maturity of all or a portion of our $500,000,000 aggregate principal amount of 3.50% notes maturing on April 1, 2009 and all or a portion of our $500,000,000 aggregate principal amount of 5.50% notes maturing on August 15, 2009.

Book-Entry Form	The notes will be issued in book-entry form only and will be represented by global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of Debt Securities and Guarantees—Book-Entry Procedures” in the accompanying prospectus.

Risk Factors	Investing in these notes involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended May 31, 2008, and beginning on page 6 of the accompanying prospectus.

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial and operating data for FedEx as of and for the periods indicated. In the opinion of management of FedEx, the accompanying unaudited interim consolidated financial information contains all adjustments necessary to present fairly the consolidated financial position of FedEx as of November 30, 2008 and November 30, 2007 and the consolidated results of its operations for the six-month periods ended November 30, 2008 and November 30, 2007. Operating results for the six-month period ended November 30, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2009. This information should be read in conjunction with the detailed information and the consolidated financial statements and accompanying notes incorporated by reference herein. See “Where You Can Find More Information” below.

	(unaudited) Six Months Ended November 30,		Year Ended May 31,
	2008	2007	2008(1)	2007(2)	2006(3)	2005(4)	2004(5)
	(in millions, except per share amounts and other operating data)
Operating Results
Revenues	$19,508	$18,650	$37,953	$35,214	$32,294	$29,363	$24,710
Operating income	1,414	1,597	2,075	3,276	3,014	2,471	1,440
Income before income taxes	1,392	1,555	2,016	3,215	2,899	2,313	1,319

Net income	$877	$973	$1,125	$2,016	$1,806	$1,449	$838

Per Share Data
Earnings per share:
Basic	$2.82	$3.15	$3.64	$6.57	$5.94	$4.81	$2.80
Diluted	$2.81	$3.12	$3.60	$6.48	$5.83	$4.72	$2.76

Average shares of common stock outstanding	311	309	309	307	304	301	299
Average common and common equivalent shares outstanding	313	312	312	311	310	307	304
Cash dividends declared	$0.33	$0.20	$0.30	$0.37	$0.33	$0.29	$0.29

Financial Position
Property and equipment, net	$13,610	$13,225	$13,478	$12,636	$10,770	$9,643	$9,037
Total assets	26,384	24,347	25,633	24,000	22,690	20,404	19,134
Long-term debt, less current portion	918	2,007	1,506	2,007	1,592	2,427	2,837
Common stockholders’ investment	15,481	13,760	14,526	12,656	11,511	9,588	8,036

Other Operating Data
FedEx Express aircraft fleet	672	672	677	669	671	670	645
Average full-time equivalent employees and contractors	251,839	253,346	254,142	241,903	221,677	215,838	195,838

(1)	Results for 2008 include a charge of approximately $891 million ($696 million, net of tax, or $2.23 per diluted share) recorded during the fourth quarter, predominantly related to noncash impairment charges associated with the decision to minimize the use of the Kinko’s trade name and goodwill resulting from the Kinko’s acquisition.

(2)	Results for 2007 include a $143 million charge at FedEx Express associated with upfront compensation and benefits under a new labor contract with our pilots.

(3)	Results for 2006 include a $79 million ($49 million, net of tax, or $0.16 per diluted share) charge to adjust the accounting for certain facility leases, predominantly at FedEx Express.

(4)	Results for 2005 include a $48 million ($31 million, net of tax, or $0.10 per diluted share) Air Transportation Safety and System Stabilization Act charge at FedEx Express and a $12 million, or $0.04 per diluted share, benefit from an income tax adjustment.

(5)	Results for 2004 include $435 million ($270 million, net of tax, or $0.89 per diluted share) of business realignment costs and a $37 million, net of tax, or $0.12 per diluted share, benefit related to a favorable ruling on an aircraft engine maintenance tax case and the reduction of our effective tax rate. Additionally, FedEx Office financial results have been included from February 12, 2004 (the date of acquisition).

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $            , after deducting underwriting commissions and other expenses related to this offering. We intend to use the net proceeds for working capital and general corporate purposes, including repayment upon maturity of all or a portion of our $500,000,000 aggregate principal amount of 3.50% notes maturing on April 1, 2009 and all or a portion of our $500,000,000 aggregate principal amount of 5.50% notes maturing on August 15, 2009.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of November 30, 2008 on an actual basis and on an as adjusted basis to give effect to this offering.

	Actual	As Adjusted
	(in millions)
Current portion of long-term debt	$1,089		$1,089
Long-term debt, less current portion	918
Common stockholders’ investment:
Common stock	31		31
Additional paid-in capital	1,979		1,979
Retained earnings	13,733		13,733
Accumulated other comprehensive loss	(258)		(258)
Treasury stock, at cost	(4)		(4)

Total common stockholders’ investment	$15,481		$15,481

Total capitalization	$17,488	$

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

Our ratio of earnings to fixed charges for each of the last five fiscal years and for the six-month period ended November 30, 2008 is as follows:

Six Months Ended November 30, 2008	Year Ended May 31,
	2008	2007	2006	2005	2004
3.9	3.1	4.4	3.8	3.3	2.5

Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include interest expense, including capitalized interest, amortization of debt issuance costs and a portion of rent expense representative of interest.

DESCRIPTION OF THE NOTES

The following, along with the additional information contained in the accompanying prospectus under “Description of Debt Securities and Guarantees,” is a summary of the material provisions of the Indenture referred to below, the notes and the guarantees. Because this is a summary, it may not contain all the information that may be important to you. For further information, you should read the Indenture, a copy of which is available from us on request at the address specified in “Where You Can Find More Information” below. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including definitions of certain terms used in it. If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below replaces the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus.

General

We are offering $             aggregate principal amount of our     % Notes due 2014 (the “2014 Notes”) and $             aggregate principal amount of our     % Notes due 2019 (the “2019 Notes,” and collectively with the 2014 Notes, the “notes”). The 2014 Notes and the 2019 Notes will mature on             , 2014 and             , 2019, respectively, and will be issued as separate series under an indenture dated as of August 8, 2006, as supplemented by supplemental indenture no. 1 dated as of August 8, 2006, and as supplemented by supplemental indenture no. 2 to be dated as of             , 2009, among FedEx, the subsidiary guarantors named below and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as trustee (collectively, the “Indenture”).

The notes will be our direct unsecured and unsubordinated obligations and will be fully and unconditionally guaranteed by FedEx Express, FedEx Ground, FedEx Freight, FedEx Freight, Inc. (f/k/a FedEx Freight East, Inc.), FedEx Services, FCIS and FedEx Office (the “Specified Guarantors”) and Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. These subsidiaries currently guarantee our obligations under our outstanding unsecured debt securities, revolving credit facility and letter of credit facility. At our option, however, we may cause the guarantee of any subsidiary guarantor (other than any Specified Guarantor) to be released at any time. See “Description of Debt Securities and Guarantees—Guarantees” in the accompanying prospectus.

We may redeem each series of the notes in whole or in part at any time at the redemption price described under “—Optional Redemption” below. We may issue additional notes of each series from time to time after this offering. The notes of each series and any additional new notes of such series subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. The notes will not have the benefit of a sinking fund. If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right of redemption, we will be required to offer to repurchase the notes, as described under “—Change of Control Repurchase Event” below.

If additional notes are issued with original issue discount for U.S. federal income tax purposes (“OID”) and such additional notes are not assigned a separate CUSIP or similar identifying number, then neither existing holders of notes nor purchasers of such additional notes will be able to differentiate between such additional notes and the notes. In such case, holders of notes may be required, after such additional issuance, to accrue OID (or greater amounts of OID than they would otherwise have accrued) for U.S. federal income tax purposes with respect to their notes. Such holders may, however, be able to offset any such OID to the extent of any corresponding amortizable bond premium. The application of these rules may affect the price of outstanding notes at the time of an additional issuance. Because of the possible application of the U.S. federal income tax rules regarding OID to an additional issuance of notes, purchasers are advised to consult their own tax advisors prior to purchasing such notes.

The Indenture does not limit the aggregate amount of debt securities which may be issued under the Indenture. Other than the provisions relating to a Change of Control Repurchase Event, the Indenture does not contain any debt covenants or provisions which would afford the holders of the notes protection in the event of a highly leveraged transaction.

The notes will be issued only in fully registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The notes of each series will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Debt Securities and Guarantees—Book-Entry Procedures” in the accompanying prospectus.

Interest

The 2014 Notes will bear interest at the rate of     % per year. The 2019 Notes will bear interest at the rate of     % per year. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes will be payable semi-annually in arrears on              and             , commencing             , 2009, and on the date of maturity, to the persons in whose names the notes are registered on the preceding              and              (whether or not that date is a business day), respectively. If the date of maturity of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day.

Optional Redemption

At our option, we may redeem the notes of each series, in whole or in part, at any time, on at least 30 days’, but no more than 60 days’, prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of such notes, we will pay a redemption price as calculated by a Reference Treasury Dealer selected by us equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate described below plus              basis points in the case of the 2014 Notes and              basis points in the case of the 2019 Notes.

The redemption price will also include interest accrued to the date of redemption on the principal balance of the notes being redeemed.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer selected by us as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee is provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors and any other primary treasury dealer we select. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, we must substitute another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our right of redemption as described above, we will make an offer to each holder of the notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at our option, prior to a Change of Control, but after the public announcement of such Change of Control, we will mail, or cause to be mailed, a notice to each holder of the notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice (such offer the “repurchase offer” and such date the “repurchase date”), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the repurchase offer;

(2) deposit with the trustee or with such paying agent as the trustee may designate an amount equal to the aggregate repurchase price for all notes or portions of notes properly tendered; and

(3) deliver, or cause to be delivered, to the trustee the notes properly accepted for payment by us, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us pursuant to the repurchase offer and, to the extent applicable, an executed new note or notes evidencing any unpurchased portion of any note or notes surrendered for which the trustee shall be required to authenticate and deliver a new note or notes as provided below.

The trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of notes, or portions of notes, properly tendered and accepted for payment by us the repurchase price for such notes, or portions of notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note duly executed by us equal in principal amount to any unpurchased portion of any notes surrendered, as applicable; provided that each new note will be in a principal amount equal to $2,000 or any integral multiple of $1,000 in excess thereof.

We will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by FedEx and such third party purchases all notes or portions of notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Ratings Event” means, with respect to the notes, on any day within the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control, the notes are rated below Investment Grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) FedEx or any of its subsidiaries, (2) any employee benefit plan (or a trust forming a part thereof) maintained by FedEx or any of its subsidiaries, or (3) any underwriter temporarily holding Voting Stock of FedEx pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of FedEx’s Voting Stock or other Voting Stock into which FedEx’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the notes.

“Investment Grade” means, with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s); with respect to S&P, a rating of BBB- or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating Agency or Rating Agencies selected by FedEx, the equivalent investment grade credit rating.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P, and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of FedEx’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by FedEx (as certified by a board resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Change of Control Repurchase Event provisions of the notes may in certain circumstances make more difficult or discourage a sale or takeover of FedEx and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all notes or portions of notes properly tendered. Furthermore, debt agreements to which we may become a party in the future may contain restrictions and provisions limiting our ability to repurchase the notes. Our failure to repurchase the notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the notes.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following sets forth the material U.S. federal income tax consequences of ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion only applies to notes that meet all of the following conditions:

•

they are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain former citizens and long-term residents of the United States;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•

persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons deemed to sell the notes under the constructive sale provisions of the Code;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax; or

•	U.S. expatriates.

Persons considering the purchase of notes are urged to consult their own tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding, currently at a rate of 28 percent, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a nonresident individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest on the notes to such Non-U.S. Holder will be subject to a 30 percent U.S. federal withholding tax, unless the Non-U.S. Holder provides an IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

Certification requirement

Interest on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).

Sale, exchange or other disposition of the notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

U.S. federal estate tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if interest payments on the note, if received by the decedent at death, would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above was satisfied); or

•	effectively connected to the conduct of a trade or business in the United States.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding, currently at a rate of 28 percent, on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement between us, the subsidiary guarantors named therein and SunTrust Robinson Humphrey, Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the underwriters named below, each of the underwriters has agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite such underwriter’s name below.

Underwriters	Principal Amount of 2014 Notes	Principal Amount of 2019 Notes
SunTrust Robinson Humphrey, Inc.	$	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Keegan & Company, Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all notes of a series if they purchase any notes of that series.

The underwriters propose to offer some of the notes of each series directly to the public at the applicable public offering prices set forth on the cover page of this prospectus supplement and some of the notes of each series to dealers at the applicable public offering prices less a concession not to exceed     % of the aggregate principal amount of the 2014 Notes and     % of the aggregate principal amount of the 2019 Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the aggregate principal amount of the 2014 Notes and     % of the aggregate principal amount of the 2019 Notes. After the initial offering of the notes to the public, the underwriters may change the public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering:

Per 2014 Note	0. %
Per 2019 Note	0. %

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the aggregate principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, cash management, investment banking, commercial banking and general financing services for us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and expenses. Affiliates of the underwriters are agents and/or lenders under our revolving credit facility and letter of credit facility.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by FedEx of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Various legal matters relating to the offering will be passed upon for us by Christine P. Richards, our Executive Vice President, General Counsel and Secretary, and by Davis Polk & Wardwell, New York, New York. Simpson Thacher & Bartlett LLP, New York, New York, is representing the underwriters.

EXPERTS

The consolidated financial statements of FedEx Corporation appearing in FedEx Corporation’s Annual Report (Form 10-K) for the fiscal year ended May 31, 2008 (including the schedule appearing therein), and the effectiveness of FedEx Corporation’s internal control over financial reporting as of May 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon their reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The consolidated financial statements of Federal Express Corporation appearing in Federal Express Corporation’s Annual Report (Form 10-K) for the fiscal year ended May 31, 2008 (including the schedule appearing therein), and the effectiveness of Federal Express Corporation’s internal control over financial reporting as of May 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of FedEx Corporation and Federal Express Corporation included in each company’s Quarterly Reports on Form 10-Q for the quarters ended August 31, 2008 and November 30, 2008, each of which is incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated September 17, 2008 and December 17, 2008 included in each company’s Quarterly Reports on Form 10-Q for the quarters ended August 31, 2008 and November 30, 2008, and incorporated by reference herein, state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because each such report is not a “report” or “part” of the prospectus prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We and FedEx Express file annual, quarterly and current reports, proxy statements (in the case of FedEx only) and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any of these documents at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will automatically update and, where applicable, modify and supersede previous information contained in documents filed earlier with the SEC or contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and FedEx Express incorporate by reference into this prospectus the documents listed below and all future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC) prior to the termination of this offering.

FedEx SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year ended May 31, 2008

Quarterly Reports on Form 10-Q	Quarters ended August 31, 2008 and November 30, 2008

Definitive Proxy Statement on Schedule 14A	Filed on August 18, 2008

Current Reports on Form 8-K	Filed on June 2, 2008, October 3, 2008, October 22, 2008 and January 12, 2009

FedEx Express SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year ended May 31, 2008

Quarterly Reports on Form 10-Q	Quarters ended August 31, 2008 and November 30, 2008

Current Report on Form 8-K	Filed on January 12, 2009

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above, which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents by contacting us in writing, by telephone or email at:

FedEx Corporation

Attention: Investor Relations

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7200

ir@fedex.com

You can also access our SEC filings through our Web site at http://www.fedex.com/us/investorrelations. The information on our Web site, however, is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

PROSPECTUS

DEBT SECURITIES

COMMON STOCK

We may offer and sell from time to time, in one or more offerings, any combination of our unsecured debt securities and common stock. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of any securities that we offer in supplements to this prospectus. The prospectus supplements also will describe the specific manner in which we will offer these securities and also may supplement, update or amend information contained in this prospectus.

Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight East, Inc., FedEx Kinko’s Office and Print Services, Inc., FedEx Corporate Services, Inc., FedEx Customer Information Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. At our option, however, we may cause the guarantee of any subsidiary guarantor (other than certain specified subsidiary guarantors) to be released at any time. See “Description of Debt Securities and Guarantees—Guarantees.”

Prior to their issuance there will have been no market for the debt securities. We do not intend to apply for the listing of any series of debt securities on a national securities exchange.

Our common stock is listed on the New York Stock Exchange under the symbol “FDX.”

We may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement, as well as any information described under the heading “Where You Can Find More Information,” carefully before you invest.

Investing in our debt securities and common stock involves certain risks. You should carefully review the risk factors beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits thereto can be obtained from the SEC, as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with only a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

The prospectus supplement also will contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any sales of securities made in connection herewith. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to FedEx, we, us and our are to FedEx Corporation. References to FedEx Express are to Federal Express Corporation, our largest subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference in this prospectus) may contain “forward-looking” statements within the meaning of the federal securities laws with respect to our financial condition, results of operations, cash flows, plans, objectives, future performance and business. Forward-looking statements include those preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “targets,” “projects,” “intends,” or similar expressions.

Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements because of, among other things, the risk factors identified or referred to below under the heading “Risk Factors.”

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We and FedEx Express file annual, quarterly and current reports, proxy statements (in the case of FedEx only) and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any of these documents at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered a part of this prospectus, and later information filed with the SEC will automatically update and supersede previous information contained in documents filed earlier with the SEC or contained in this prospectus. We and FedEx Express incorporate by reference into this prospectus the documents listed below and all future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC) prior to the termination of the offering under this prospectus.

FedEx SEC Filings	Period
Annual Report on Form 10-K, as amended by the Form 10-K/A (Amendment No. 1) filed on August 2, 2006	Fiscal Year ended May 31, 2006

Preliminary Proxy Statement on Schedule 14A	Filed on July 18, 2006

Current Reports on Form 8-K	Filed on June 1, 2006, July 13, 2006 and August 2, 2006

Description of our common stock contained in the Registration Statement on Form 8-A	Filed on April 14, 2000

FedEx Express SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year ended May 31, 2006

Current Report on Form 8-K	Filed on August 2, 2006

The Current Report on Form 8-K that was filed by FedEx and FedEx Express on August 2, 2006 contains, among other things, the consolidated balance sheets of FedEx as of May 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ investment and comprehensive income, and cash flows for each of the three years in the period ended May 31, 2006. Those financial statements include an additional footnote with condensed consolidating financial information in accordance with Rule 3-10(f) of Regulation S-X promulgated by the SEC in order for the subsidiary guarantors to continue to be exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act (other than FedEx Express, which is currently an Exchange Act reporting company). Otherwise, those financial statements are identical to the financial statements appearing in FedEx’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006, as amended by the Form 10-K/A (Amendment No. 1) filed on August 2, 2006. As indicated in their reports included therein, the financial statements included in the Form 8-K referred to above were audited by Ernst & Young LLP.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above, which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request these documents by contacting us in writing, by telephone or email at:

FedEx Corporation

Attention: Investor Relations

942 South Shady Grove Road

Memphis, Tennessee 38120

(901) 818-7200

ir@fedex.com

You can also access our SEC filings through our Web site at http://www.fedex.com/us/investorrelations. The information on our Web site, however, is not incorporated by reference in, and does not form a part of, this prospectus or any prospectus supplement.

ABOUT OUR COMPANY

FedEx provides a broad portfolio of transportation, e-commerce and business services through companies operating independently, competing collectively and managed collaboratively, under the respected FedEx brand. These companies are included in four reportable business segments:

•

FedEx Express: FedEx Express is the world’s largest express transportation company, offering time-certain delivery within one to three business days and serving markets that comprise more than 90% of the world’s gross domestic product. The FedEx Express segment also includes FedEx Trade Networks, Inc., which provides international trade services, specializing in customs brokerage and global cargo distribution.

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FedEx Ground: FedEx Ground Package System, Inc. (“FedEx Ground”) is a leading provider of small-package ground delivery services. FedEx Ground provides low-cost residential delivery to nearly 100% of U.S. residences through its FedEx Home Delivery service. The FedEx Ground segment also includes FedEx SmartPost, Inc., which specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages using the U.S. Postal Service for final delivery to residences.

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FedEx Freight: FedEx Freight Corporation (“FedEx Freight”) is a leading U.S. provider of regional next-day and second-day and interregional less-than-truckload freight services. The FedEx Freight segment also includes FedEx Custom Critical, Inc., North America’s largest time-specific, critical shipment carrier, and Caribbean Transportation Services, Inc., the leading provider of airfreight forwarding services between the United States and Puerto Rico.

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FedEx Kinko’s: FedEx Kinko’s Office and Print Services, Inc. (“FedEx Kinko’s”) is a leading provider of document solutions and business services. FedEx Kinko’s global network of digitally-connected locations offers access to technology for black & white and color copying/printing, finishing and presentation services, signs and graphics, Internet access, videoconferencing, outsourcing, managed services, Web-based printing, document management solutions, the full range of FedEx day-definite ground shipping and time-definite global express shipping services, and a variety of other retail services and products, including office supplies.

In addition to the companies discussed above, FedEx Corporate Services, Inc., a subsidiary of FedEx (“FedEx Services”), provides a convenient single point of access for many customer support functions. FedEx Services provides much of the sales, marketing, information technology and customer service support for FedEx Express and FedEx Ground. Effective June 1, 2006, we moved several additional groups that are responsible for FedEx Express and FedEx Ground customer information (credit, collections and customer service) into a newly formed subsidiary of FedEx Services named FedEx Customer Information Services, Inc. (“FCIS”). FedEx Services also offers a range of supply chain solutions, including transportation management, fulfillment and fleet services, through its FedEx Global Supply Chain Services, Inc. subsidiary.

The mailing address of our principal executive offices is 942 South Shady Grove Road, Memphis, Tennessee 38120. Our telephone number is (901) 818-7500.

RISK FACTORS

Investing in our securities involves risks. In connection with any investment in our securities, you should consider carefully (i) the factors identified under the heading “Risk Factors” in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, (ii) the factors set forth below related to our debt securities, and (iii) the other information set forth elsewhere in this prospectus and in the documents incorporated by reference into this prospectus.

The Indenture Does Not Limit the Amount of Indebtedness That We May Incur

Unless we inform you otherwise in a prospectus supplement, the indenture under which we will issue the debt securities and guarantees will not limit the amount of secured or unsecured indebtedness that we or our subsidiaries may incur. Unless we inform you otherwise in a prospectus supplement, the indenture, which is described below under “Description of Debt Securities and Guarantees,” will not contain any debt covenants or provisions that would afford the holders of the debt securities protection in the event we participate in a highly leveraged transaction.

We Depend Upon Our Subsidiaries to Service Our Debt

We are a holding company and derive all of our operating income from our subsidiaries. Our only source of cash to pay principal of and premium, if any, and interest on the debt securities is from dividends and other payments from our subsidiaries. Our subsidiaries’ ability to make such payments may be restricted by, among other things, applicable state and foreign corporate laws and other laws and regulations. In addition, our right and the rights of our creditors, including holders of our debt securities, to participate in the assets of any subsidiary upon its liquidation or reorganization would be subject to the prior claims of such subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary. The debt securities will be guaranteed by certain subsidiary guarantors. See “Description of Debt Securities and Guarantees—Guarantees.” If our subsidiaries do not provide us with enough cash to make payments on the debt securities when due, you may have to proceed directly against the subsidiary guarantors.

The Guarantees May Be Limited In Duration

At our option, we may cause the guarantee of any subsidiary guarantor, other than FedEx Express, FedEx Ground, FedEx Freight, FedEx Freight East, Inc. (“FedEx Freight East”), FedEx Kinko’s, FedEx Services and FCIS, to be released at any time. Upon the release of a subsidiary guarantor, holders of debt securities will no longer have a direct claim against such subsidiary under the guarantee. See “Description of Debt Securities and Guarantees—Guarantees.” In addition, if we sell, transfer or otherwise dispose of all of the capital stock or all or substantially all of the assets of a subsidiary guarantor to any person that is not an affiliate of FedEx, the guarantee of that subsidiary will terminate and holders of debt securities will no longer have a direct claim against such subsidiary under the guarantee. See “Description of Debt Securities and Guarantees—Merger, Consolidation and Sale of Assets.”

The Guarantees May Be Challenged as Fraudulent Conveyances

Federal, state and foreign bankruptcy, fraudulent conveyance, fraudulent transfer or similar laws could limit the enforceability of a guarantee. For example, creditors of a subsidiary guarantor could claim that, since the guarantees were incurred for the benefit of FedEx (and only indirectly for the benefit of a subsidiary guarantor), the obligation of a subsidiary guarantor was incurred for less than reasonably equivalent value or fair consideration. If any of our subsidiary guarantors is deemed to have received less than reasonably equivalent value or fair consideration for its guarantee and, at the time it gave the guarantee, that subsidiary guarantor:

•	was insolvent or rendered insolvent by giving its guarantee;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur debts beyond its ability to pay such debts as they mature,

then the obligations of such subsidiary guarantor under its guarantee could be voided or subordinated to its other debts. If a court voided a guarantee as a result of a fraudulent conveyance, then the holders of debt securities would cease to have a claim against the subsidiary guarantor. To the extent that the claims of holders of debt securities against any subsidiary guarantor were subordinated in favor of other creditors of such subsidiary, such other creditors would be entitled to be paid in full before any payment could be made on the debt securities. In this regard, in an attempt to limit the applicability of fraudulent transfer laws, unless we inform you otherwise in a prospectus supplement, the indenture will limit the amount of each guarantee to the amount that will result in it not constituting a fraudulent transfer or conveyance. However, we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor or whether this limitation would be effective in protecting a guarantee from being voided under fraudulent transfer law.

Ratings of Our Debt Securities Could Be Lowered In the Future

We expect that the offered debt securities will be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of the debt securities will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on the debt securities and the ultimate payment of principal of the debt securities on the final maturity date. The reduction, suspension or withdrawal of the ratings of the debt securities will not, in and of itself, constitute an event of default under the indenture.

An Active Trading Market For Our Debt Securities May Not Develop

There is no established trading market for the debt securities since they are a new issue of securities. We do not intend to apply for the listing of any debt securities on a national securities exchange. We cannot assure you as to the liquidity of the public market for the debt securities or that any active public market for the debt securities will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the debt securities may be adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

	Year Ended May 31,
	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	3.8	3.3	2.5	2.5	2.3

Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, other than capitalized interest. Fixed charges include interest expense, including capitalized interest, amortization of debt issuance costs and a portion of rent expense representative of interest.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for our general corporate purposes including, but not limited to, capital expenditures, working capital, repayment or reduction of indebtedness and the financing of acquisitions.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following summary describes the general terms and provisions of the debt securities and guarantees covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the debt securities and guarantees in a prospectus supplement.

Because the following is a summary, it does not contain all of the information you may find useful. We have filed the form of indenture as an exhibit to the registration statement, and you should read it for provisions that may be important to you. In the following description, we have included references to section numbers of the indenture so that you can easily locate these provisions.

Terms; Form and Denomination

We will issue the debt securities and guarantees under an indenture between us and a trustee, which, unless we inform you otherwise in a prospectus supplement, will be The Bank of New York Trust Company, N.A. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance. Unless we inform you otherwise in a prospectus supplement, the indenture will not limit the aggregate amount of debt securities we may issue under the indenture.

The debt securities will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by FedEx Express, FedEx Ground, FedEx Freight, FedEx Freight East, FedEx Kinko’s, FedEx Services and FCIS (collectively, the “Specified Guarantors”) and Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. These subsidiaries currently guarantee our obligations under our outstanding unsecured debt securities, revolving credit facility and letter of credit facility. At our option, however, we may cause the guarantee of any subsidiary guarantor (other than the Specified Guarantors) to be released at any time.

Unless we inform you otherwise in a prospectus supplement, the indenture will not contain any debt covenants or other provisions that would afford the holders of the debt securities protection in the event we participate in a highly leveraged transaction.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the authorized denominations and aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

•	whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable or the method by which such date or dates will be determined;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

•

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the trustee;

•	any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	any provisions for optional or mandatory redemption or repurchase;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any provisions for the defeasance of the debt securities;

•	the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

•	any additional events of default or covenants applicable to the series;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity;

•	the terms of the guarantees and the identities of the subsidiary guarantors; and

•	any other terms that are not inconsistent with the indenture.

Unless we inform you otherwise in a prospectus supplement, all outstanding debt securities will be exchangeable, transfers of debt securities will be registrable, and principal of and any premium and interest on all debt securities will be payable, at the corporate trust office of the trustee; provided that payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer to an account maintained by the payee with a bank located in the United States. (Sections 3.01, 3.05, 3.07 and 10.02)

Unless we inform you otherwise in a prospectus supplement, all debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples of $1,000. (Section 3.02) Neither FedEx nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities. (Section 3.05)

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates. We will describe any material United States federal income tax consequences and any other special considerations relating to an investment in discount securities in any prospectus supplement relating to such securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in a prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Guarantees

Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by the Specified Guarantors and Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc. In addition, at our option, we may cause the guarantee of any subsidiary guarantor (other than any Specified Guarantor) to be released at any time. (Section 12.04) See “Risk Factors—The Guarantees May Be Limited in Duration.”

Each of the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and any premium and interest on the debt securities, and the due and punctual payment of any sinking fund payments, when the same shall become due and payable, whether at maturity, by declaration of acceleration, by call for redemption or otherwise. (Section 12.01) The guarantees will be unsecured obligations of the respective subsidiary guarantors and will rank equally with all of their other unsecured and unsubordinated indebtedness. Unless we inform you otherwise in a prospectus supplement, the guarantees will not contain any restrictions on the ability of any subsidiary guarantor to pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that subsidiary guarantor’s capital stock or make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities, if any, of that subsidiary guarantor.

Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to such subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws. (Section 12.07) See “Risk Factors—The Guarantees May Be Challenged as Fraudulent Conveyances.”

Merger, Consolidation and Sale of Assets

The indenture will provide that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any person, unless:

•	our successor is a corporation organized and existing under the laws of the United States, any state or the District of Columbia;

•

our successor shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform;

•	immediately after giving effect to such transaction, there will not be any defaults under the indenture; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture. (Section 8.01)

Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by FedEx or any subsidiary of FedEx to any person that is not an affiliate of FedEx, each such subsidiary guarantor will automatically be released from all obligations under its guarantee. (Section 12.04)

We have agreed that we will not sell or dispose of any subsidiary guarantor whose assets exceed 10% of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to the date such guarantee is released) (each, a “10% subsidiary guarantor”) unless at least 75% of the net proceeds of such sale or disposition will consist of any combination of:

•	cash (including assumption by the acquiror of any indebtedness of FedEx or its subsidiaries) or readily marketable securities;

•

property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such sale or disposition; or

•

interests in companies or businesses having property or assets or engaged in businesses similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such sale or disposition. (Section 10.07)

Application of Proceeds Upon Release of a 10% Subsidiary Guarantor

In the event that the net proceeds from the sale or disposition of a 10% subsidiary guarantor consist of cash or readily marketable securities, we will apply, within 12 months of such sale or disposition, an amount equal to 100% of the fair market value, as determined in good faith by our board of directors, of such net proceeds to:

•	repay unsubordinated indebtedness of FedEx or any subsidiary guarantor, in each case owing to a person other than an affiliate of FedEx;

•

invest in property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such investment; or

•

invest in a company or business having property or assets or engaged in a business similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such investment. (Section 10.07)

Modification, Amendment and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of each series of debt securities to be affected (voting as a single class). However, no modification or amendment may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, any debt security;

•	reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security;

•	change any place of payment where, or the currency in which, any principal of, or interest or premium on, any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity, or, in the case of redemption, on or after the redemption date; or

•

reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults. (Section 9.02)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any debt securities or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 5.13)

In addition, we and the trustee can modify and amend the indenture without the consent of any holders in order to, among other things:

•	allow a successor to FedEx or a subsidiary guarantor to assume our or its obligations under the indenture;

•	add additional events of default or additional covenants of FedEx or a subsidiary guarantor or to surrender any of our rights or powers;

•	establish the form or terms of any series of debt securities;

•	secure the debt securities of any series;

•

correct any ambiguity, defect or inconsistency under the indenture, or to make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of any debt securities in any material respect;

•

add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects in any material respect the interests of holders of any series of debt securities, such addition, change or elimination will become effective with respect to such series only when no such security of that series remains outstanding;

•	add additional subsidiary guarantors or remove subsidiary guarantors (other than the Specified Guarantors) of the debt securities;

•	evidence and provide for the appointment of a successor trustee or to add to or change any provisions to the extent necessary to appoint a separate trustee for a specific series of debt securities; or

•	make any other amendment or supplement to the indenture as long as that amendment or supplement does not materially adversely affect the interests of any holders of debt securities. (Section 9.01)

Events of Default

Unless we inform you otherwise in a prospectus supplement, an event of default with respect to a series of debt securities will occur if:

•	we fail to pay interest when due on any debt security of that series for 30 days;

•	we fail to pay the principal of or any premium on any debt security of that series when due;

•	we fail to perform any covenant in the indenture and this failure continues for 90 days after we receive written notice as provided in the indenture;

•	we fail to deposit any sinking fund payment when and as due by the terms of a debt security of that series;

•	we or a court takes certain actions relating to our bankruptcy, insolvency or reorganization for the benefit of our creditors; or

•

any subsidiary guarantor whose consolidated total assets constitute 60% or more of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to such determination date) or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of such subsidiary guarantor for the benefit of its creditors. (Section 5.01)

If an event of default with respect to all debt securities of any series occurs and continues, the trustee or the holders of a majority in principal amount of the outstanding debt securities of that series may require us to repay immediately the principal amount of all debt securities of that series. The holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration if all events of default with respect to the debt securities of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. (Section 5.02) For information as to waiver of defaults, see “—Modification, Amendment and Waiver” above.

Other than its duties in case of a default, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer to the trustee reasonable indemnity. (Sections 6.01 and 6.03) If the holders provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to any series of debt securities. (Section 5.12)

No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•

the holders of a majority in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

•

the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request, and the trustee has failed to institute such proceeding within 60 days. (Section 5.07)

However, the holder of any debt security will have an absolute right to receive payment of the principal of and any premium and interest on the debt security as expressed in the debt security, or, in the case of redemption, on the redemption date, and to institute suit for the enforcement of any payment. (Section 5.08)

We will be required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. (Section 10.05) The trustee may withhold notice to the holders of debt securities of any default, except as to payment of principal of (or premium, if any) or interest with respect to the debt securities, if the trustee considers such withholding to be in the interest of the holders of the debt securities. (Section 6.02)

Discharge and Defeasance

We may satisfy and discharge obligations with respect to the debt securities of a particular series by either delivering to the trustee for cancellation all outstanding debt securities of that series, or depositing with the trustee, after the outstanding debt securities of that series have become due and payable, or will become due and payable within one year, at maturity or by redemption, sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of that series. (Section 4.01)

In addition, the indenture provides that at our option we may:

•	be discharged from our obligations with respect to the debt securities of a particular series (“defeasance and discharge”), or

•

cease to comply with certain restrictive covenants under the indenture, including those described under “—Merger, Consolidation and Sale of Assets,” and certain events of default will no longer apply to us (“covenant defeasance”), if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of that series. (Sections 13.01, 13.02 and 13.03) Upon defeasance and discharge, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment. (Section 13.02)

The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as result of such defeasance and discharge or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance and discharge or covenant defeasance had not occurred, and (ii) in the case of defeasance and discharge, the opinion as to tax consequences is based upon an Internal Revenue Service ruling or a change in applicable federal income tax law. (Section 13.04)

Book-Entry Procedures

Unless we inform you otherwise in a prospectus supplement, each series of debt securities will be issued in the form of one or more fully registered global securities. We will deposit each global security with, or on behalf of, The Depository Trust Company (“DTC”), and register such global security in the name of Cede & Co. or another nominee of DTC. If you wish to own debt securities that are represented by one or more global securities, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (i.e., a DTC participant) or through an account directly with DTC if you are a DTC participant. No holder of a debt security initially issued as a global security will be entitled to receive a debt security in certificated form, except as set forth below.

Except as set forth below, a global security may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us as follows:

•	DTC is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entries in accounts of its participants, eliminating the need for physical movement of certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants or indirect participants.

DTC has advised us that pursuant to procedures established by it:

•

upon issuance of a global security, DTC will credit the accounts of participants designated by any dealers, underwriters or agents participating in the distribution of the debt securities with the respective principal amounts of debt securities beneficially owned by such participants; and

•

ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. These laws may limit your ability to own, transfer or pledge beneficial interests in a global security.

As long as DTC’s nominee is the registered owner of a global security, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not:

•	be entitled to have any debt securities registered in your name;

•	receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the indenture.

We will make payment of principal of and premium, if any, and interest on debt securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or premium or interest on, a global security, DTC will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown in DTC’s records. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a global security held through those participants, as is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee nor any of our respective agents will be responsible or liable for any actions or inactions by DTC, any nominee or any participant relating to any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records related to such beneficial ownership interests.

We will issue debt securities in definitive form in exchange for global securities if:

•

DTC notifies us that it is unwilling, unable or ineligible to continue as depositary or if at any time DTC, or any successor depositary, ceases to be a “clearing agency” under the Exchange Act and, in each case, we have not appointed a successor depositary within 90 days; or

•	we choose in our sole discretion to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Regarding the Trustee

Unless we inform you otherwise in a prospectus supplement, The Bank of New York Trust Company, N.A. will be the trustee under the indenture. We may conduct banking and other transactions with the trustee and its affiliates in the ordinary course of business.

Governing Law

Unless we inform you otherwise in a prospectus supplement, the indenture and the debt securities will be governed and construed in accordance with the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is qualified by reference to our certificate of incorporation, our bylaws and the Delaware General Corporation Law. For more details, you should read our certificate of incorporation and bylaws as currently in effect. We have filed copies of these documents with the SEC, and they are incorporated by reference herein. See “Where You Can Find More Information.”

The prospectus supplement relating to an offering of our common stock will describe the details of the offering, including the number of shares offered, the initial offering price and updated market price and dividend information.

Authorized Shares of Capital Stock

Our authorized capital stock consists of 800,000,000 shares of common stock, $0.10 par value per share, and 4,000,000 shares of series preferred stock, without par value. On July 31, 2006, there were outstanding (a) 306,533,291 shares of common stock and (b) employee stock options to purchase an aggregate of 18,203,631 shares of common stock, of which options to purchase an aggregate of 11,854,222 shares of common stock were exercisable. As of the date of this prospectus, no shares of our preferred stock were issued or outstanding.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and possess all voting power (except as may, in the future, be provided by Delaware law, our certificate of incorporation or a resolution of our board of directors authorizing a series of our preferred stock). Our common stock does not have cumulative voting rights. Each member of the board of directors is elected by the holders of a plurality of the shares entitled to vote in person or by proxy at a meeting for the election of directors.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for payment of dividends, subject to the rights of the holders of any outstanding shares of preferred stock. The holders of common stock will share equally, share for share, in such dividends, whether payable in cash, in property or in shares of our stock.

Liquidation Rights

Subject to any preferential rights of outstanding shares of preferred stock, holders of common stock will share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Our common stock has no preemptive, subscription, preferential, conversion or exchange rights.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “FDX.”

Miscellaneous

The outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 43069, Providence, Rhode Island 02940-3069.

Certain Anti-Takeover Effects

General. Certain provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Special Meetings. Pursuant to Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our certificate of incorporation provides that special meetings of stockholders may be called only by our board of directors pursuant to a resolution approved by a majority of the entire board of directors.

Stockholder Action by Written Consent. Our certificate of incorporation and bylaws require that all stockholder action be taken at a duly called meeting of the stockholders and prohibit taking action by written consent of stockholders.

Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our certificate of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Supermajority Voting and Proposal to Remove All Supermajority Voting. Our certificate of incorporation and bylaws currently include certain provisions that require an 80% supermajority vote of our outstanding shares of capital stock for the following actions:

•

approving certain business combinations with greater-than-10% stockholders, unless (i) the transaction is approved by a majority of the disinterested directors, or (ii) the stockholders receive a “fair price” and other procedural requirements are met (the “fair price provision”);

•

amending or repealing the fair price provision or the requirements in the certificate of incorporation and bylaws that (i) stockholder action be taken at a duly called annual or special meeting, and (ii) special meetings be called only by the board of directors; and

•	dividing the board of directors into classes with staggered terms.

Our board of directors will submit a proposal to stockholders at the 2006 annual meeting to amend FedEx’s certificate of incorporation and bylaws to remove all supermajority voting requirements. The board’s proposal will be included in our definitive proxy statement for the 2006 annual meeting. If the board’s proposal is adopted, the stockholder approval threshold for these actions will be reduced to a simple majority of outstanding shares. Stockholders will vote on the board’s proposal at our 2006 annual meeting in September 2006. Approval of the proposed amendments will require an 80% supermajority stockholder vote.

PLAN OF DISTRIBUTION

We may sell our securities in any of the following ways:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers through a specific bidding, ordering or auction process or otherwise;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees and other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or re-allowed or paid to dealers or agents.

Underwriters

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters for a sale of securities, we will enter into an underwriting agreement with the underwriters at the time of sale of those securities. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased. The underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Dealers

If we use dealers in a sale, unless we inform you otherwise in a prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

Agents

If we use agents in a sale, unless we inform you otherwise in a prospectus supplement, the agents will act on a best-efforts basis to solicit purchases for the period of their appointment.

Compensation

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed or reallowed or paid to dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit realized by them on the resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933.

Direct Sales

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional investors or others, who may be deemed to be underwriters within the Securities Act of 1933 with respect to any resales. We will describe the terms of any direct sales in a prospectus supplement.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers from institutional investors to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, they will be subject only to those conditions that we set forth in a prospectus supplement, and the prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Underwriters, dealers and agents who participate in the distribution of the securities may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any debt securities on a national securities exchange. If debt securities are sold to or through underwriters, the underwriters may make a market in such debt securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the debt securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, any debt securities.

In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

Christine P. Richards, our Executive Vice President, General Counsel and Secretary, will issue an opinion concerning the legality of the common stock. As of July 31, 2006, Ms. Richards owned 31,837 shares of FedEx common stock and held options to purchase 108,330 shares of such common stock. Of the options held by Ms. Richards, 53,756 were vested at such date.

Davis Polk & Wardwell will issue an opinion concerning the legality of the debt securities and guarantees.

Any underwriters, dealers or agents will be advised by their own legal counsel concerning other issues relating to any offering.

EXPERTS

The consolidated financial statements of FedEx Corporation appearing in FedEx Corporation’s Annual Report (Form 10-K/A) for the year ended May 31, 2006 and the financial statement schedule appearing in FedEx Corporation’s Annual Report (Form 10-K) for the year ended May 31, 2006 and FedEx Corporation management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Federal Express Corporation appearing in Federal Express Corporation’s Annual Report (Form 10-K) for the year ended May 31, 2006 (including the schedule appearing therein), and Federal Express Corporation management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FedEx Corporation appearing in FedEx Corporation’s Current Report on Form 8-K dated July 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$

$                 % Notes due 2014

$                 % Notes due 2019

P R O S P E C T U S  S U P P L E M E N T

Joint Book-Running Managers

SUNTRUST ROBINSON HUMPHREY

GOLDMAN, SACHS & CO.

J.P. MORGAN

MORGAN KEEGAN & COMPANY, INC.

January         , 2009